Exhibit 99.1
MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2009

FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES SECOND QUARTER 2009 RESULTS
Second Quarter Release of Finale Upgrade Results in
34% Increase in Total Revenue Compared to Prior Year
Minneapolis — August 5, 2009 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three months and six months ended June 30, 2009. Net revenues for the three and six months ended June 30, 2009 were $3,474,000 and $7,315,000, a 34% and 18% increase, respectively, compared to $2,601,000 and $6,223,000 for the same respective periods last year. The company also announced for the three and six months ended June 30, 2009 a net loss of $91,000 and $236,000, or $0.02 and $0.05 per basic and diluted share, respectively. These results represent a decrease over the reported net loss of $811,000 and $960,000, or $0.17 and $0.21 per basic and diluted share, respectively, for the same periods last year.
The increase in net revenue during the second quarter and first half of the year was attributable to the release of Finale 2010 in early June 2009. In 2008 and in prior years, the Finale upgrade was released in the third quarter. Notation revenue was $2,293,000 for the three months ended June 30, 2009, a 41% increase over notation revenue of $1,625,000 during the same period in 2008. Notation revenue for the six months ended June 30, 2009 was $4,820,000, a 15% increase over notation revenue of $4,182,000 during the six months ended June 30, 2008.
SmartMusic® subscriptions increased to 111,059 as of June 30, 2009, a 16% increase over the June 30, 2008 subscription count of 95,632. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the company’s revenue and was $941,000 for the three months ended June 30, 2009, a 26% increase over subscription revenue of $748,000 during the same period in 2008. Subscription revenue was $1,852,000 for the six months ended June 30, 2009, a 28% increase over subscription revenue of $1,449,000 during the same period in 2008.

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2009

The following table illustrates the net new SmartMusic subscription data for the six months ended June 30, 2009:

					Net New
					Subscriptions
					6 months
12/31/2008	New	Renewed	Subscriptions	6/30/2009	ended
Subscriptions	Subscriptions	Subscriptions	Ended	Subscriptions	6/30/2009
106,584	15,865	23,591	34,981	111,059	4,475
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscriptions. The company believes this definition most closely reflects the renewal rate of SmartMusic subscriptions.
Total educators using SmartMusic was 8,616 as of June 30, 2009, a 6% increase over the 8,165 educator accounts as of June 30, 2008. The number of educators that had issued a SmartMusic assignment increased 56% from 1,282 as of June 30, 2008 to 1,994 as of June 30, 2009. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 874 as of June 30, 2009 and the average number of student subscriptions per Gradebook teacher was 37. As of June 30, 2008 the company reported 538 Gradebook teachers and an average number of student subscriptions per teacher of 27. The Gradebook teacher growth reflects a 62% annual increase. The number of SmartMusic site licenses totaled 203 as of June 30, 2009 compared to 97 a year ago. Finally, the company released 177 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the first quarter of 2009. No new titles were released in the second quarter of 2009 because newly developed repertoire was being held pending the release of SmartMusic 2010.
Gross profit for the three-month period ended June 30, 2009 increased by $840,000 to $2,999,000, compared to the three months ended June 30, 2008 and improved by $1,010,000 to $6,284,000, for the six months ended June 30, 2009, compared to the same period in 2008. The increase in gross profit for the three and six months ended June 30, 2009 is primarily due to the increase in revenues, partially offset by higher software development amortization as a result of the expanded repertoire added to SmartMusic since July 1, 2008.

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2009

Operating expenses for the three-month period ended June 30, 2009 increased by $117,000, to $3,108,000, and increased by $286,000, to $6,550,000, for the six months ended June 30, 2009 compared to the same period in 2008. These planned increases, primarily in development, were the result of increased personnel and contract labor costs to achieve numerous product development goals.
Total cash decreased by $496,000 to $6,096,000 during the first six months of 2009. The decrease in cash for the first half of the year is primarily due to the seasonal pattern of the company’s business and the net cash used in investing activities. During the first six months of 2009, cash of $502,000 was used in investing activities primarily to expand SmartMusic repertoire. By comparison, during the first six months of 2008, $1,276,000 was used in investing activities.
CEO Ron Raup commented on second quarter results, “The earlier release of this year’s Finale upgrade had a significant impact on our overall second quarter financial performance compared to previous years. As a result we anticipate lower third quarter Notation sales as compared to the 2008 third quarter. We have been pleased with the positive response from our customers regarding the broad range of enhancements included in Finale 2010.
“During the second quarter, our direct sales force continued to focus on existing SmartMusic teachers who have not yet utilized the Gradebook in their curriculum. During the quarter, the sales team also focused on contacting post-secondary faculty regarding the new Finale release. We implemented a Customer Relationship Management (CRM) system to assist them in managing existing teacher accounts and improving the tracking of sales leads on schools that meet our target profile.
“Finally, SmartMusic 2010 was released on July 28, 2009. We prioritized user feedback in the design process for this product. Information gathered from surveys, focus groups and home visits was leveraged by internal developers and interface design consultants to make the software even more intuitive and easy to use. SmartMusic 2010 also offers greater visibility of available SmartMusic repertoire, which continues to be the most influential factor in the purchase decision, and includes over 300 new band and orchestra titles.”
The company will be hosting a conference call today, August 5, 2009 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 20726214. A replay of the conference call will be available through August 14, 2009. To access this replay, please dial 800-642-1687 or 706-645-9291.

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2009

About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and choir and SmartMusic GradebookTM, the web-based student grading and records management system. Further information about the company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations for third quarter sales and our investment in repertoire development. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the success of our product development efforts, the impact of emerging and existing competitors, our ability to hire and retain key personnel and effective sales agents, our ability to successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:

MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		6 Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Notation revenue	$2,293	$1,625	$4,820	4,182
SmartMusic revenue	1,051	859	2,207	1,740
Other revenue	130	117	288	301

NET REVENUE	3,474	2,601	7,315	6,223

COST OF REVENUES	475	442	1,031	949

GROSS PROFIT	2,999	2,159	6,284	5,274

OPERATING EXPENSES:
Development expenses	1,229	1,171	2,508	2,284
Selling and marketing expenses	1,019	965	2,150	2,140
General and administrative expenses	860	855	1,892	1,840

Total operating expenses	3,108	2,991	6,550	6,264

LOSS FROM OPERATIONS	(109)	(832)	(266)	(990)

Other, net	18	27	32	36

Net loss before income tax	(91)	(805)	(234)	(954)

Income tax expense	0	6	2	6

Net loss	($91)	($811)	($236)	($960)

Loss per common share:
Basic and diluted	($0.02)	($0.17)	($0.05)	($0.21)

Weighted average common shares outstanding:
Basic and diluted	4,661,923	4,634,529	4,653,215	4,605,993

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except share data)

	June 30,
	2009	December 31,
	(Unaudited)	2008
Assets
Current assets:
Cash and cash equivalents	$6,096	$6,592
Accounts receivable (net of allowance of $26 and $44 in 2009 and 2008, respectively)	1,157	1,397
Inventories	506	465
Prepaid expenses and other current assets	320	293

Total current assets	8,079	8,747

Property and equipment, net	643	673
Capitalized software products, net	2,702	2,631
Goodwill	3,630	3,630
Other non-current assets	7	10

Total assets	$15,061	$15,691

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$58	$56
Accounts payable	341	373
Accrued compensation	1,225	1,170
Other accrued liabilities	217	272
Post contract support	146	146
Reserve for product returns	396	382
Current portion of deferred rent	31	30
Deferred revenue	1,802	2,336

Total current liabilities	4,216	4,765

Capital lease obligations, net of current portion	61	76
Deferred rent, net of current portion	24	39

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 4,659,645 and 4,635,529 in 2009 and 2008, respectively	47	46
Additional paid-in capital	65,900	65,716
Accumulated deficit	(55,187)	(54,951)

Total shareholders’ equity	10,760	10,811

Total liabilities and shareholders’ equity	$15,061	$15,691

MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	6 Months
	Ended June 30,
	2009	2008
Cash flows from operating activities
Net loss	($236)	($960)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	464	404
Noncash stock based compensation	185	231
Net changes in assets and liabilities:
Accounts receivable	240	436
Inventories	(41)	(119)
Prepaid expenses and other current assets	(27)	(76)
Accounts payable	(32)	(14)
Accrued liabilities and product returns	0	45
Deferred revenue	(534)	(235)

Net cash provided by (used in) operating activities	19	(288)

Cash flows from investing activities
Purchases of property and equipment	(175)	(279)
Capitalized development and other intangibles	(327)	(997)

Net cash used in investing activities	(502)	(1,276)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	0	297
Payments on capital leases	(13)	(28)

Net cash (used in) provided by financing activities	(13)	269

Net decrease in cash and cash equivalents	(496)	(1,295)
Cash and cash equivalents, beginning of period	6,592	6,041

Cash and cash equivalents, end of period	$6,096	$4,746

Supplemental disclosure of cash flow information
Interest paid	$5	$7
Income taxes paid	2	6
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